Investor Contact: David Myers	Media Contact: Steve Littlejohn
314.810.3115	314.996.0981
david.myers@express-scripts.com	slittlejohn@express-scripts.com

Express Scripts Agrees to Acquire Medical Services Company’s
Pharmacy Services Division
Expands PBM Services to Workers’ Compensation Pharmacy Clients

ST. LOUIS, June 13, 2008 – Express Scripts, Inc. (Nasdaq: ESRX) announced today that it has reached an agreement to acquire the workers’ compensation pharmacy benefit management (PBM) business of Medical Services Company (MSC) from Monitor Clipper Partners, a private equity investment firm, for an undisclosed amount.  The transaction is expected to close at the expiration of the Hart-Scott-Rodino waiting period, and is expected to be neutral to earnings in 2008 and slightly accretive in 2009.

MSC was founded in 1985, and its Pharmacy Services Division focuses exclusively on serving the pharmacy benefit needs of workers’ compensation organizations, including leading workers’ compensation insurers and third-party administrators (TPAs), as well as self-insured corporations and government insurance entities. MSC Pharmacy Services Division serves more than 500,000 workers' compensation beneficiaries. MSC also provides non-PBM ancillary services and products, which are not included in the transaction.

“Express Scripts has a long history of offering PBM services to workers’ compensation providers, and the addition of MSC Pharmacy Services will enhance our leadership in using proven PBM cost-management tools to drive down costs and improve health outcomes. Through our commitment to and capabilities in this arena, we will continue to provide the high level of service and clinical expertise required in workers’ compensation,” said George Paz, Express Scripts president, chief executive officer and chairman.

“We are excited by the opportunity to join Express Scripts and leverage our combined talents in servicing the needs of clients and injured workers,” said Mitch Freeman, president of MSC Pharmacy Services.

Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, workers’ compensation, and union-sponsored benefit plans. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com.

SAFE HARBOR STATEMENT
This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-Q on file with the SEC. A copy of this form can be found at the investor relations section of Express Scripts web site at http://www.express-scripts.com

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.